As filed with the Securities and Exchange Commission on September 7, 2022.

Registration No. 333-262330

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 8

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YOSHIHARU GLOBAL CO.
(Exact name of Registrant as specified in its charter)

Delaware	5812	87-3941448
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6940 Beach Blvd., Suite D-705

Buena Park, CA 90621

(714) 694-2403

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James Chae

Chief Executive Officer

6940 Beach Blvd., Suite D-705

Buena Park, CA 90621

(714) 694-2403

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew Ogurick Darina Koleva K&L Gates LLP 599 Lexington Avenue New York, New York 10022 (212) 536-3901	Nimish Patel Blake Baron Mitchell Silberberg & Knupp LLP 2049 Century Park East, 18th Floor Los Angeles, CA 90067 (310) 312-3102

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 8 to the Registration Statement (the “Registration Statement”) on Form S-1 (File No. 333-262330) is filed solely to amend Item 16 of Part II thereof and to file a certain revised exhibit thereto. This Amendment No. 8 does not modify any provision of the preliminary prospectus contained in Part I of Amendment No. 6 to the Registration Statement. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of shares of Class A common stock being registered. All of the amounts shown are estimated.

Amount To Be Paid
SEC registration fee	$2,124
FINRA filing fee	8,478
Nasdaq listing fee	100,000.00
Printing and engraving expenses	10,000.00
Legal fees and expenses	575,000.00
Accounting fees and expenses	50,000.00
Transfer agent and registrar fees	10,500.00
Miscellaneous fees and expenses	68,898
Total	$825,000

Item 14. Indemnification of Directors and Officers.

Registrant is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(a) to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(b) the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(c) the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 14, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of registrant, and whether civil, criminal, administrative, investigative or otherwise.

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Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of registrant under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Registrant’s amended and restated certificate of incorporation provides, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, registrant will indemnify any and all of its officers and directors. Before the completion of this offering, registrant intends to enter into indemnification agreements with its officers and directors. These agreements will require registrant to indemnify these individuals to the fullest extent permitted under DGCL against liabilities that may arise by reason of their service, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Registrant may, in its discretion, similarly indemnify its employees and agents. Registrant’s amended and restated certificate of incorporation also relieves its directors from monetary damages to registrant or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends or (v) for any transactions from which the director derived an improper personal benefit.

Registrant has purchased insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of registrant.

The form of Underwriting Agreement, to be entered into in connection with this offering and attached as Exhibit 1.1 hereto, provides for the indemnification by the Underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

Item 15. Recent Sales of Unregistered Securities.

In each of these issuances the recipient represented that he or she was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

In September 2021, Yoshiharu Holdings was formed by James Chae as an S corporation for the purpose of acquiring all of the equity in each of the 7 restaurant store entities which were previously founded and wholly owned directly by James Chae and all of the intellectual property in the business held by James Chae in exchange for an issuance of 9,450,900 shares to James Chae, which constituted all of the issued and outstanding equity in Yoshiharu Holdings Co. Such transfers were completed in the fourth quarter of 2021.

Yoshiharu Global Co. was incorporated on December 9, 2021 in Delaware by James Chae for purposes of effecting this offering. On December 9, 2021, James Chae contributed 100% of the equity in Yoshiharu Holdings Co. to Yoshiharu Global Co. in exchange for the issuance by Yoshiharu Global Co. of 9,450,900 shares of Class A common stock to James Chae. On December 10, 2021, the Company redeemed 670,000 shares of Class A common stock from James Chae at par ($0.0001 per share). In December 2021, the Company conducted a private placement solely to accredited investors and sold 670,000 shares of Class A common stock at $2.00 per share, which the Company’s board of directors determined to reflect the then current fair market value of the Company’s Class A common stock.

The Company shall (a) issue 1,000,000 shares of Class B common stock to James Chae in exchange of 1,000,000 shares of Class A common stock currently held by James Chae, (b) issue 100,000 shares of Class A common stock to Jay Kim for services as a director and (c) issue 449,100 shares of Class A common stock to a consultant for services previously rendered to us, immediately prior to the execution of the underwriting agreement for our initial public offering.

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All of the offers and sales set forth above by Yoshiharu Holdings and Yoshiharu Global Co. qualified for exemptions under Section 4(a)(2) of the Securities Act of 1933 since none of the issuances of shares involved a public offering as defined in Section 4(a)(2). We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, James Chae had necessary investment intent as required by Section 4(a)(2) since he agreed to receive share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act of 1933 Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” James Chae is a “sophisticated investor”. Based on an analysis of the above factors, we believe we have met the requirements to qualify for exemption under section 4(a)(2) of the Securities Act of 1933 for these transactions.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description	Location
1.1	Form of Underwriting Agreement	Previously filed
2.1	Share Exchange Agreement, by and between James Chae and Registrant dated December 9, 2021	Previously filed
3.1	Certificate of Incorporation of Registrant	Previously filed
3.2	Bylaws of Registrant	Previously filed
3.3	Form of Amended and Restated Certificate of Incorporation of Registrant	Previously filed
4.1	Specimen Class A Common Stock Certificate	Previously filed
4.2	Form of Representative’s Warrant	Previously filed
5.1	Opinion of K&L Gates LLP	Filed herewith
10.1	Form of IPO Lock-Up Agreement	Previously filed
10.2	Form of Director and Officer Indemnity Agreement	Previously filed
10.3	Commercial Lease by and between Daniel D. Lim and Global JJ Group, Inc. dated November 1, 2015	Previously filed
10.4	Retail Center Lease Agreement by between the Source at Beach, LLC and Global JJ Group, Inc. dated May 1, 2015	Previously filed
10.5	Commercial Lease Agreement by and between Juan Caamano and Global AA Group, Inc. dated September 6, 2016	Previously filed
10.6	Shopping Center Lease by and between La Miranda Center, Inc. and Global DD Group, Inc. dated July 1, 2020	Previously filed
10.7	Retail Lease by and between Irvine Orchard Hills Retail, LLC and Yoshiharu Irvine dated December 30, 2020	Previously filed
10.8	Lease between Tarpon Property Ownership 2 LLC and Global BB Group, Inc. dated August 22, 2019	Previously filed
10.9	Shopping Center Lease by and between the Price Reit, Inc. and Global CC Group, Inc. dated March 2, 2021	Previously filed
10.10	Lease Agreement by and between SY Ventures V, LLC and Global AA Group, Inc.	Previously filed
10.11	Lease by and between Cerritos West Covenant Group LLC and Yoshiharu Cerritos dated March 2, 2021	Previously filed
10.12	Contract Agreement by and between Life Construction Development, Inc. and Yoshiharu Ramen, dated March 23, 2021	Previously filed
10.13	Contract Agreement by and between Life Construction Development, Inc. and Yoshiharu Ramen, dated July 23, 2021	Previously filed
10.14	Contract Agreement by and between Life Construction Development, Inc. and Yoshiharu Ramen, dated March 5, 2021	Previously filed
10.15	Promissory Note, dated November 27, 2018, by and between Global AA Group, Inc., Global JJ Group, Inc. and Pacific City Bank.	Previously filed
10.16	Yoshiharu Global Co. 2022 Omnibus Equity Incentive Plan	Previously filed
10.17	Offer Letter from Registrant to Soojae Ryan Cho, dated May 23, 2022	Previously filed
10.18	Lease by and between Ocean Ranch II, LLC and Yoshiharu Global Co., dated July 18, 2022.	Previously filed
10.19	Shopping Center Lease by and between Center Pointe LLC and Yoshiharu Menifee, dated May 24, 2022.	Previously filed
10.20	Lease Agreement by and between California Property Owner I, LLC and Yoshiharu Clemente, dated May 31, 2022.	Previously filed
21.1	Subsidiaries of the Registrant	Previously filed
23.1	Consent of Auditor	Previously filed
23.2	Consent of K&L Gates LLP (included in Exhibit 5.1)	Filed herewith
24.1	Power of Attorney	Previously filed
107	Filing Fee Table	Previously filed

No financial statement schedules are provided because the information called for is not required or is shown in the financial statements or the notes thereto.

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Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that   in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buena Park, State of California, on September 7, 2022.

YOSHIHARU GLOBAL CO.

By:	/s/ James Chae
Name:	James Chae
Title:	Chairman of the Board of Directors, President and Chief Executive Officer and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Chae	Chairman of the Board of Directors, President, Chief
James Chae	Executive Officer and Principal Executive Officer	September 7, 2022

/s/ *	Chief Financial Officer, Treasurer and Secretary,	September 7, 2022
Soojae Ryan Cho	Principal Financial and Accounting Officer

/s/ *	Director	September 7, 2022
Jay Kim

/s/ *	Director	September 7, 2022
Helen Lee

/s/ *	Director	September 7, 2022
Yusil Yeo

*By:	/s/ James Chae
Name:	James Chae
Title:	Attorney-in-fact

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